FUSION	Jonscott Turco
CONTACT:	212-201-2401
jturco@fusiontel.com

INVESTOR	Andrew Hellman
CONTACT:	CEOcast, Inc.
212-732-4300
adhellman@ceocast.com

MEDIA	Rubenstein Associates
CONTACT:	John Henderson
212-843-8054
jhenderson@rubenstein.com

WELL KNOWN FILIPINO ACTRESS DINA BONNEVIE JOINS FUSION TO EXPAND SUBSCRIBER BASE IN INTERNATIONAL MARKETS

Film Star/Businesswoman To Spearhead Effort To Deepen Strategic Business
Opportunities For Fusion’s efonica brand of VoIP services In Global Filipino Community

New York, N.Y., June 26, 2006 -- Fusion Telecommunications International, Inc. (FSN:AMEX), a global VoIP service provider who last week announced the launch of their free and paid efonica VoIP services and the establishment of the Worldwide Internet Area Code, announced today that Dina Bonnevie, a famous Filipino film and television personality and businesswoman, has joined the company. In her role as Director of Overseas Market Development, Ms. Bonnevie’s primary focus will be on developing strategic VoIP business opportunities for Fusion within the Philippines and the global Filipino community.

The Philippines has a population of over 84 million and there are an estimated seven million Filipino expatriates living around the world. Fusion developed its efonica branded VoIP services with a focus on the global marketplace and believes this will be of particular benefit to the worldwide Filipino market.

“We are very pleased that Dina has joined the Fusion team. Her strong work ethic, management and business development experience and her stature in the worldwide Filipino community, will help drive our efforts to market customized Filipino VoIP service packages that meet the growing need for communicating with friends, family and business associates around the world,” said Matthew Rosen, President and Chief Executive Officer of Fusion.

Ms. Bonnevie has had a distinguished career in the Filipino entertainment industry. She has spent over twenty-five years in the entertainment industry, during which time she has appeared in almost one hundred movies, TV programs and commercials, produced a gold record, and an award winning talk show. Ms. Bonnevie has received over ten best actress and best supporting actress awards and an award for best celebrity talk show host.

In addition to her entertainment career, she is an accomplished businessperson. As President of White Wings, Inc., a production company, she developed programs to fund concerts and local special events. She has also been a partner with Trans-Star Shipping Agency Corporation and held a position as Director of Finance, Marketing, and Human Resources for 13 years.

“I am excited to join Fusion and to be a part of the next evolution of VoIP. said Ms. Bonnevie. “After many years of working in the global Filipino community, I believe Fusion’s revolutionary VoIP services and the introduction of the Worldwide Internet Area Code will bring tremendous value to Filipinos around the world. In addition, I believe in Fusion’s vision and know that our efonica brand of advanced VoIP services will provide significant value to all of our consumer and business customers who communicate to, from, in, and between emerging markets worldwide,” she added.

About Fusion:

Fusion provides its efonica branded VoIP (Voice over Internet Protocol), Internet access, and other Internet services to, from, in and between emerging markets in Asia, the Middle East, Africa, Latin America and the Caribbean. Fusion currently provides services to consumers, corporations, international carriers, government entities, and Internet service providers in over 45 countries. For more information please go to: http://www.fusiontel.com or http://www.efonica.com.

Statements in this Press Release that are not purely historical facts, including statements regarding Fusion's beliefs, expectations, intentions or strategies for the future, may be "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, introduction of products in a timely fashion, market acceptance of new products, cost increases, fluctuations in and obsolescence of inventory, price and product competition, availability of labor and materials, development of new third-party products and techniques that render Fusion's products obsolete, delays in obtaining regulatory approvals, potential product recalls and litigation. Risk factors, cautionary statements and other conditions which could cause Fusion's actual results to differ from management's current expectations are contained in Fusion's filings with the Securities and Exchange Commission and available through http://www.sec.gov.